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                              EAC INDUSTRIES, INC.
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                             Year Ended
                                                             January 31,
                                                      -----------------------
                                                         1996         1995
                                                      ----------   ----------
INCOME FROM CONTINUING OPERATIONS                     $  129,195   $  704,188
                                                      ==========   ==========

INCOME FROM DISCONTINUED OPERATIONS                   $     --     $  149,314
                                                      ==========   ==========

NET INCOME                                            $  129,195   $  853,502
                                                      ==========   ==========

SHARES:
  Weighted average shares outstanding                  2,311,687    2,300,591
  Other - options, warrants etc                             --           --
                                                      ----------   ----------
                                                       2,311,687    2,300,591
                                                      ==========   ==========
PRIMARY EARNINGS PER SHARE:
  Continuing operations                               $      .06   $      .31
  Discontinued operations                                   --            .06
                                                      ----------   ----------
                                                      $      .06   $      .37
                                                      ==========   ==========


                                 - Exhibit 11 -